Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION ANNOUNCES

NEW BOARD MEMBER

ISSAQUAH, Wash., October 14, 2015 – Costco Wholesale Corporation (NASDAQ: COST) today announced the election to its board of directors of Maggie Wilderotter, the Executive Chairman of Frontier Communications. Previously, she was the President and Chief Executive Officer of Frontier for ten and one-half years. She formerly served in a number of executive roles at technology and telecommunications companies, including Microsoft, Wink Communications, AT&T, and McCaw Cellular. She is a member of the boards of directors of Xerox and Juno Therapeutics, among other organizations.

Jeff Brotman, Chairman of the Board, stated: “We are very pleased to welcome Maggie as a new member of our Board. She brings substantial experience as a seasoned executive in telecommunications and technology and as a board member of many prominent companies.”

Costco currently operates 687 warehouses, including 481 in the United States and Puerto Rico, 89 in Canada, 36 in Mexico, 27 in the United Kingdom, 23 in Japan, 12 in Korea, 11 in Taiwan, seven in Australia and one in Spain. The Company plans to open up to an additional 11 new warehouses before the end of the calendar year. Costco also operates electronic commerce web sites in the U.S., Canada, the United Kingdom and Mexico.

CONTACTS:	Costco Wholesale Corporation Richard Galanti, 425/313-8203 Jeff Elliott, 425/313-8264 David Sherwood, 425/313-8239